EXHIBIT 99.2

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO ANNOUNCES REVIEW OF STRATEGIC ALTERNATIVES;
COMPANY REPORTS RECEIPT AND REJECTION OF
ACQUISITION PROPOSAL AT $51 PER SHARE
NASHVILLE, Tenn., May 31, 2007 — Genesco Inc. (NYSE: GCO) announced today that its Board of Directors has authorized the Company and its advisors to explore strategic alternatives which maximize shareholder value, including a possible sale of the Company.
          The Company also noted that last Thursday it received a conditional proposal from Foot Locker, Inc. to acquire all the Company’s outstanding common stock for $51.00 per share in cash, subject to due diligence. In consultation with its financial advisor, Goldman Sachs & Co., the Board of Directors considered the proposal and, following a thorough review, unanimously rejected the proposal having concluded that it was not in the best interests of the Company’s shareholders.
          The Board of Directors of Genesco invited Foot Locker to participate in the Company’s process on the same terms as other interested parties to date, but Foot Locker has declined to do so.
          Going forward, the Board of Directors will work together with the Company’s management team and its legal and financial advisors to evaluate the Company’s available alternatives and determine the course of action it believes is in the best interests of all its shareholders.
          In making the announcement, the Company stated that there can be no assurance that the exploration of strategic alternatives will result in any transaction. The Company undertakes no obligation to make any further announcements regarding the exploration of strategic alternatives unless and until a final decision is made.
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GENESCO INC. — Add One
          Goldman, Sachs & Co. is acting as financial advisor to Genesco and Bass, Berry & Sims PLC is acting as legal advisor.
          This release contains forward-looking statements, including those related to future prospects, developments and business strategies. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include uncertainty regarding the effect or outcome of the Company’s decision to explore strategic alternatives, weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, and competition in the Company’s markets. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
          Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,050 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.